EXHIBIT 99.2

Real Property Rights Trust Agreement
(English Translation)

Party A: Golden Group Corporation (Shenzhen) Limited
Party B: Zhiqun Li

Upon Friendly negotiation, the parties hereby reach the following agreements:

1. Party A hereby designates Zhiqun Li to hold the ownership rights to that certain real property located at 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen (1301, 1302, 1303, 1304, 1305 and 1306) (the “Property”) in trust for Party A.

2. Party B hereby agrees to hold the ownership rights to the Property in trust for the benefit of Party A. Without prior written consent from Party A, Party B shall not transfer or dispose the Property or take any transactions in the similar nature.

3. Party B shall have no rights to any consideration from Party A for holding the ownership rights of the Property for Party A.

4. Party A shall bear all obligations and liabilities arising from the purchase of the Property.

5. The parties hereby agree that the term of this agreement is indefinite.

6. Party B shall transfer the rights to the Property to Party A without any consideration upon the request from Party A, in its sole discretion.

7. This agreement has two copies, one for each party. This agreement becomes effective upon signing by both parties.

Party A: Golden Group Corporation (Shenzhen) Limited
Seal

Party B: /s/ Zhiqun Li